Exhibit 99.1

CITI TRENDS ANNOUNCES FIRST QUARTER 2013 RESULTS

First quarter 2013 earnings per share of $0.42 compared with $0.69 last year

SAVANNAH, GA (May 22, 2013) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the first quarter of fiscal 2013.

Financial Highlights — First quarter ended May 4, 2013

Total sales in the first quarter ended May 4, 2013 decreased 8.0% to $181.8 million compared with $197.7 million in the first quarter ended April 28, 2012.  Comparable store sales decreased 4.1% in the first quarter on a comparable weeks basis.  Net income was $6.2 million, or $0.42 per diluted share, in the first quarter of 2013, compared with $10.1 million, or $0.69 per diluted share, in last year’s first quarter.

Ed Anderson, Chairman and Chief Executive Officer, commented, “Our first quarter began slowly, but sales started to improve once the weather turned warm after Easter.  Comparable store sales on a comparable weeks basis were down 7% in February and 8% in March, before increasing 9% in April.  In addition, comparable store sales are up 2% in the first two weeks of the second quarter.”

Each year, the Company’s stores are closed on Easter Sunday, and with the shift in the timing of Easter this year to fiscal March from April last year, comparable store sales were negatively affected in March by approximately 2% and positively affected in April by approximately 3%.

The Company opened one store and closed six stores in the first quarter of 2013, resulting in a total store count of 508 at the end of the quarter.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until May 29, 2013, by dialing (402) 977-9140 and entering the passcode, 21645978.  The live broadcast of Citi Trends’ quarterly conference call will be available online beginning today at 9:00 a.m. ET at the Company’s website, www.cititrends.com, as well as at http://ir.cititrends.com/events.cfm.  The online replay will follow shortly after the call and continue through May 29, 2013.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  After closing two stores since the end of the first quarter, the Company currently operates 506 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chief Executive Officer
	(912) 443-2075	(912) 443-3705

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
	(unaudited)	(unaudited)
Net sales	$181,828	$197,694
Cost of sales	114,505	123,028
Gross profit	67,323	74,666
Selling, general and administrative expenses	51,908	52,669
Depreciation and amortization	5,595	6,145
Asset impairment	27	—
Income from operations	9,793	15,852
Interest income	68	62
Interest expense	(47)	(49)
Income before income taxes	9,814	15,865
Income tax expense	3,650	5,761
Net income	$6,164	$10,104

Basic net income per common share	$0.42	$0.69
Diluted net income per common share	$0.42	$0.69

Weighted average shares used to compute basic net income per share	14,752	14,636
Weighted average shares used to compute diluted net income per share	14,753	14,637

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	May 4, 2013	April 28, 2012
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$64,065	$63,964
Short-term investment securities	16,249	1,637
Inventory	108,509	115,008
Prepaid and other current assets	17,269	17,749
Property and equipment, net	69,202	85,622
Long-term investment securities	1,769	18,088
Other noncurrent assets	4,575	3,022
Total assets	$281,638	$305,090

Liabilities and Stockholders’ Equity:
Accounts payable	$40,498	$59,996
Accrued liabilities	26,325	24,628
Other current liabilities	3,101	1,975
Noncurrent liabilities	9,513	12,218
Total liabilities	79,437	98,817

Total stockholders’ equity	202,201	206,273
Total liabilities and stockholders’ equity	$281,638	$305,090